Exhibit 10(r)

FORM OF CONSENT AND WAIVER OF SENIOR EMPLOYEES TO LOAN PARTIES

In consideration for the benefits I will receive as a result of the participation of General Motors Corporation (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter from me (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), I hereby voluntarily consent to and waive any claim against any of the Company, the Company’s Board of Directors, any individual member of the Company’s Board of Directors and the Company’s officers, employees, representatives and agents for any failure to pay or accrue any bonus or incentive compensation as a result of compliance with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between the Company and the United States Department of the Treasury (the “Limitations”).

I acknowledge that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on my employment relationship.

I agree that, in the event and to the extent that the Executive Compensation Committee of the Board of Directors of the Company (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me would cause the Company to fail to be in compliance with the terms and conditions of any regulations or the Limitations (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall promptly repay such Excess Payment to the Company. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.

I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the EESA and/or the aforementioned regulations or Limitations shall be final, conclusive and binding. I further understand that the Company is relying on this letter from me in connection with its participation in an EESA Program.

Intending to be legally bound, I have executed this Consent and Waiver as of this 31st day of December, 2008.